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                                                                    Exhibit 99.1

[HAWK CORPORATION LOGO]

        HAWK CORPORATION CONTINUED LISTING BUSINESS PLAN ACCEPTED BY NYSE

CLEVELAND, Ohio - January 2, 2003 - Hawk Corporation (NYSE: HWK) announced today that the New York Stock Exchange (NYSE) has accepted the Company's business plan for its continued listing on the exchange. As a result, Hawk will continue to be listed on the NYSE, subject to quarterly monitoring to the goals outlined in its plan presented to the NYSE.

The Company's plan includes steps to comply with the NYSE's continued listing criteria of maintaining stockholders' equity of not less than $50.0 million and an average market capitalization of not less than $50.0 million over a 30 trading-day period. The Company will work with the NYSE to achieve the plan's goals by March 2004.

The Company's equity market capitalization, based on the 8.6 million shares of its common stock outstanding and the $2.32 closing price of the Company's common stock on December 31, 2002 was approximately $20.0 million. Stockholders' equity at September 30, 2002 was $48.9 million.

THE COMPANY

Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment and recreational vehicles. Through its precision components group, the Company is a leading supplier of powder metal components for industrial applications, including pump, motor and transmission elements, gears, pistons and anti-lock sensor rings. The Company's performance automotive group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. The Company's motor group designs and manufactures die-cast aluminum rotors for fractional and subfractional electric motors used in appliances, business equipment and HVAC systems. Headquartered in Cleveland, Ohio, Hawk has approximately 1,600 employees and 16 manufacturing sites in five countries.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. These forward-looking statements are based upon management's expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. Actual results and events may differ significantly from those projected in the forward-looking statements. Despite the NYSE's acceptance of its plan, Hawk cannot make any assurances that it will be able to comply with the NYSE's continued listing standards. Reference is made to Hawk's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2001, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement
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speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT INFORMATION

Ronald E. Weinberg, Chairman and CEO
(216) 861-3553

Jeffrey H. Berlin, President and COO
(216) 861-3553

Hawk Corporation is online at: http://www.hawkcorp.com/